UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

December 20 2011 (December 20, 2011)

ADVOCAT INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-12996	62-1559667
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Galleria Boulevard, Brentwood, TN	37027
(Address of Principal Executive Offices)	(Zip Code)

(615) 771-7575

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers: Election of Directors: Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

(b)	Resignation of Executive Officer

On December 20, 2011 the Board of Directors of Advocat Inc. announced the planned resignation of L. Glynn Riddle, Jr. as Chief Financial Officer of the Company, effective March 31, 2012. A copy of the press release announcing the resignation is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

In connection with Mr. Riddle’s resignation, and as consideration for him agreeing to remain with the Company for a transitional period, on December 20, 2011, the Company and Mr. Riddle entered into a Retention Agreement to provide for the smooth transition of management, the material terms of which are as follows:

•	Mr. Riddle will continue to receive his current rate of compensation until he formally resigns from his position as CFO to be effective March 31, 2012 (the “Transitional Period”);

•

Provided Mr. Riddle remains with the Company until it files its Annual Report on Form 10-K and Mr. Riddle signs the CFO certification required to be filed with the Form 10-K, Mr. Riddle will receive a bonus of Fifty Thousand Dollars ($50,000).

•

Provided Mr. Riddle remains with the Company through the Transitional Period and otherwise complies with the provisions of the Retention Agreement, Mr. Riddle will continue to receive his base salary through December 31, 2012 and all of his unvested options, stock appreciation rights, restricted stock units and restricted stock will become fully vested on March 31, 2011.

(c) Appointment of a New Officer

On December 20, 2011, the Company appointed Sam Daniel as executive vice president. A copy of the press release announcing the appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Mr. Daniel, age 53, joins the Company effective January 1, 2012. Prior to joining the Company, Mr. Daniel has been a consultant providing contract CFO services to healthcare companies. He served as chief financial officer from October 2007 to June 2010 at OralDNA Labs, Inc., a start-up company providing clinical laboratory services to dentists which was sold to Quest Diagnostics, Inc., in 2009. From April 2005 to March 2007 Mr. Daniel was chief financial officer of American Esoteric Laboratories, Inc., (“AEL”) a provider of clinical laboratory services, which was sold to Sonic Healthcare USA in January 2007. While at AEL, Mr. Daniel led financial reporting (internal and external) and analysis; forecasting; accounting and control activities and banking relations.

In connection with the appointment of Mr. Daniel, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Daniel effective January 1, 2012. The Employment Agreement provides that Mr. Daniel is initially executive vice president and will replace Mr. Riddle as Chief Financial Officer on April 1, 2012, following Mr. Riddle’s resignation. Mr. Daniel’s initial base salary will be $250,000. The Employment Agreement has a one year term and is automatically extended for additional one (1) year periods, unless either party gives notice thirty (30) days in advance.

The Employment Agreement may be terminated by the Company without cause at any time and by Mr. Daniel as a result of “constructive discharge” (e.g., a reduction in compensation or a material change in responsibilities) or a “change in control” (e.g., certain tender offers, mergers, sales of substantially all of the assets or sales of a majority of the voting securities). In the event of a termination by the Company without cause, at the election of Mr. Daniel upon a constructive discharge or change in control or upon the Company giving notice of its intent not to renew his employment agreement, Mr. Daniel is entitled to receive a lump sum severance payment in an amount equal to 12 months of his monthly base salary. In addition, the benefits and perquisites as in effect at the date of termination of employment will be continued for twelve (12) months. In the event the Agreement is terminated earlier by the Company for cause (as defined therein), or by Mr. Daniel other than upon a constructive discharge or a change in control, Mr. Daniel will not be entitled to any compensation following the date of such termination other than the pro rata amount of his then current base salary through such date. Upon termination of employment, other than in the case of termination by the Company without cause or at the election of Mr. Daniel upon a constructive discharge or upon a change in control, Mr. Daniel is prohibited from competing with the Company for 12 months.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Exhibit

99.1	Press release dated December 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADVOCAT INC.

By:	/s/ L. Glynn Riddle, Jr.
L. Glynn Riddle, Jr.
Chief Financial Officer

Date: December 20, 2011

EXHIBIT INDEX

Number	Exhibit

99.1	Press release dated December 20, 2011.